                                                                     EXHIBIT 2.1

                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER ("Agreement"), dated as of July 2, 1996, is entered into between Inference Corporation, a California corporation ("Inference California"), and INFR, Inc., a Delaware corporation ("Inference Delaware"). Inference California and Inference Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

     WHEREAS, Inference California is a corporation duly organized and existing under the laws of the State of California;

     WHEREAS, Inference Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this Agreement, Inference California has authority to issue 35,000,000 shares of capital stock, consisting of: (i) 23,000,000 shares of Class A Common Stock, no par value ("California Class A Common Stock"), of which 9,260,764 shares are issued and outstanding or reserved for issuance; (ii) 2,000,000 shares of Class B Common Stock, no par value ("California Class B Common Stock"), of which 1,351,911 shares are issued and outstanding or reserved for issuance; and (iii) 10,000,000 shares of Preferred Stock, no par value, of which none are issued and outstanding;

     WHEREAS, on the date of this Agreement, Inference Delaware has authority to issue 19,000,000 shares of capital stock, consisting of: (i) 15,000,000 shares of Class A Common Stock, par value $0.01 per share ("Delaware Class A Common Stock"), 100 of which shares are issued and outstanding and owned by Inference California; (ii) 2,000,000 shares of Class B Common Stock, par value $0.01 per share ("Delaware Class B Common Stock"), of which none are issued and outstanding; and (iii) 2,000,000 shares of Preferred Stock, par value $0.01 per share, of which none are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Inference California and Inference Delaware have determined that it is advisable and in the best interests of each of such corporations that Inference California merge with and into Inference Delaware upon the terms and subject to the conditions set forth in this Agreement for the purpose of effecting the change of the state of incorporation of Inference California from California to Delaware;

     WHEREAS, the respective Boards of Directors of Inference California and Inference Delaware have, by resolutions duly adopted, approved this Agreement;

     WHEREAS, Inference California has approved this Agreement as the sole stockholder of Inference Delaware; and


                                 Exhibit 2.1-1

     WHEREAS, the shareholders of Inference California have approved this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Inference California and Inference Delaware hereby agree as follows:

     1. Merger. Subject to the conditions of this Agreement, Inference California shall be merged with and into Inference Delaware (the "Merger"), and Inference Delaware shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and at the time of filing of a copy of this Agreement of Merger with appropriate certificates of merger, providing for the Merger, with the Secretary of State of the State of California or an appropriate Certificate of Merger, providing for the Merger, with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

     2. Governing Documents. The Certificate of Incorporation of Inference Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws, except that the Certificate of Incorporation shall hereby be amended to change the name of the Surviving Corporation to "Inference Corporation," and the Bylaws of Inference Delaware, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, of the Certificate of Incorporation of the Surviving Corporation and applicable law.

     3. Succession. At the Effective Time, the separate corporate existence of Inference California shall cease, and Inference Delaware shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Inference California shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Inference California, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken

                                 Exhibit 2.1-2
for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Inference California. The employees and agents of Inference California shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Inference California. The requirements of any plans or agreements of Inference California involving the issuance or purchase by Inference California of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number and same class of shares of the Surviving Corporation.

     4. Directors and Officers. The Directors and Officers of Inference California on the Effective Time shall be and become the sole Directors and Officers, holding the same titles and positions, of the Surviving Corporation on the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of the Surviving Corporation.

     5. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Inference California such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Inference California, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Inference California or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) each share of California Class A Common Stock outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Delaware Class A Common Stock;

          (b) each share of California Class B Common Stock outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Delaware Class B Common Stock; and

          (c) the 100 shares of Delaware Class A Common Stock presently issued and outstanding in the name of Inference California shall be cancelled and retired and resume the status of authorized and unissued shares of Delaware Class A Common Stock, and no shares of Delaware Common Stock or other securities of Inference Delaware shall be issued in respect thereof.

                                 Exhibit 2.1-3

     7. Conditions to Obligations. The obligations of each party to complete the Merger are subject to the following conditions:

          (a) Inference California Shareholder Approval.  The Merger shall have
              -----------------------------------------
     received the requisite approval of the shareholders of California Inference pursuant to the General Corporation Law of the State of California.

          (b) Approval from Government Agencies.  All governmental approvals and
              ---------------------------------
     other actions required to effect the Merger and related transactions shall have been obtained, without conditions or restrictions that the affected party reasonably considers unduly burdensome.

          (c) Listing.  The Delaware Class A Common Stock shall be listed, or
              -------
     approved for listing, on the Nasdaq National Market.

     8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which, immediately prior to the Effective Time, represented shares of California capital stock shall, respectively, be deemed for all purposes to evidence ownership of, and to represent, shares of Delaware capital stock into which the shares of California capital stock, formerly represented by such certificates, have been converted as herein provided. The registered owner on the books and records of the Surviving Corporation or its transfer agents of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware capital stock evidenced by such outstanding certificate as above provided.

     9.   Options and Warrants.

          (a) Each option to purchase, or other award of, shares of California Class A Common Stock granted under the Amended and Restated Inference California 1993 Stock Option Plan, the Fourth Amended and Restated Inference California Incentive Stock Option Plan and Inference California Nonstatutory Stock Option Plan, and any stock option agreements (collectively, the "Plans") which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, or award of, the same number of shares of Delaware Class A Common Stock at the same option price per share, and upon the same terms and subject to the same conditions as set forth in each of the respective Plans, as in effect at the Effective Time. The same number of shares of Delaware Class A Common Stock shall be reserved for purposes of said Plans as is equal to the number of shares of California Class A Common Stock so reserved as of the Effective Time. As of the Effective Time, Inference Delaware hereby assumes the Plans and all obligations of Inference California under the Plans, including the outstanding options or awards or portions thereof granted pursuant to the Plans.

                                 Exhibit 2.1-4

          (b) Each stock purchase warrant providing for the issuance of Inference California Class A Common Stock or Class B Common Stock which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock purchase warrant providing for the issuance of the same number of shares of Inference Delaware Class A Common Stock or Class B Common Stock, as applicable, at the same exercise price per share, and upon the same terms and conditions as set forth in each of the respective stock purchase warrants.

     10. Other Employee Benefit Plans. As of the Effective Time, Inference Delaware hereby assumes all obligations under any and all employee benefit plans of Inference California in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

     11. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplement not adopted and approved by the shareholders of Inference California and Inference Delaware shall affect the rights of either or both of such shareholders in a manner which is materially adverse to either or both of them or change any of the principal terms of this Agreement of Merger.

     12. Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of Inference California, notwithstanding approval of this Agreement by the stockholder of Inference Delaware or by the shareholders of Inference California, or both, if, in the opinion of the Board of Directors of Inference California, circumstances arise which, in the opinion of such Board of Directors, make the Merger for any reason inadvisable.

     13. Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

                                 Exhibit 2.1-5

     IN WITNESS WHEREOF, Inference California and Inference Delaware have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                         INFERENCE CORPORATION,
                         a California corporation



                         By:   /s/ Peter R. Tierney
                               --------------------
                               Peter R. Tierney
                               Chief Executive Officer

ATTEST:


By:  /s/ William D. Griffin
     ----------------------
     William D. Griffin
     Secretary

                         INFR, INC.,
                         a Delaware corporation



                         By:   /s/ Peter R. Tierney
                               --------------------
                               Peter R. Tierney
                               Chief Executive Officer

ATTEST:


By:  /s/ William D. Griffin
     ----------------------
     William D. Griffin
     Secretary

                                 Exhibit 2.1-6